EXHIBIT 99.2

Transcript of

BioLargo, Inc.

Townhall and Second Quarter 2026 Earnings Results Call

September 10, 2026

Participants

Matt Kreps - Investor Relations, Darrow Associates, Inc.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc.

Charles Dargan - Chief Financial Officer, BioLargo, Inc.

Presentation

Operator

Good day, everyone, and welcome to the BioLargo Inc. Town Hall Company Update. At this time, all participants are placed on a listen-only mode. It is now my pleasure to hand the floor over to your host, Matt Kreps. Sir, the floor is yours.

Matt Kreps - Investor Relations, Darrow Associates, Inc. Thank you, and thank you everyone for joining us. With me today on the call is Dennis Calvert, our CEO; and Charles Dargan, our CFO. We want to thank you for attending the BioLargo Shareholder Town Hall today. We’ll begin in just a moment with prepared remarks from Dennis, and then taking some of the questions that were submitted through the pathways noted in our announcement press release for this call.

Before I turn the call over to Dennis, though, please be advised that this presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These include, without limitation, statements regarding commercialization plans and timing, product launches, regulatory developments, partnerships and distribution arrangements, financing activity, grant funding, subsidiary evaluations, and anticipated milestones.

Forward-looking statements are based on management’s current expectations and assumptions that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially, including those described under risk factors in the company’s annual report on Form 10-K and its subsequent quarterly reports from Form 10-Q filed with the Securities and Exchange Commission. Subsidiary evaluation figures presented herein reflect prices paid by outside investors in private transactions that are not the result of a market for those securities. There is no assurance that any such value could be realized. The company undertakes no obligation to update any forward-looking statement except as required by law. And for the call today, we set up a fireside chat with prepared remarks and some questions along the way, including those submitted by you as our investors.

We will also take appropriate questions at the end to the extent we have time, which you can submit by the instructions in the PR.

With that, Dennis, please go ahead and welcome to the call.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. All right, everyone. This is Dennis. Thank you for being here. We are very thankful to have a chance to speak to the group, be able to handle some questions, fill you in on some of the scoop and the advancements that really are quite material. We know it’s been a hard season, so everyone’s anxious to really get some good information. So we are thankful for that. We’ve assembled an extraordinary portfolio of companies and technologies. We’re going to dig a little bit deeper and really provide some insight as to the status of those.

Yeah, so there’s a basic thesis, right? We’re not really manufacturing product, we’re manufacturing companies, and it’s kind of obvious in the way the company’s evolved over the years. We’re going to do a little bit of a deep dive, talk about these companies, the technologies that underpin them, why we focus on this strategy as a finance and business development strategy. We can talk about where it’s working, maybe where it’s not working as much as we’d like, but really why we’re so enthusiastic about our status and our future.

I’m really glad for this format to have Matt here, to be able to sort of have a fireside chat, talk through some of these issues. Our goal for the call really is to make sure that you get the information that you want and you need as much as possible. There’s certain things, of course, that really require some confidentiality. Some of that’s exhausting, I know, so we’re empathetic to that. But we’re going to do our best to really convey the ideas so you walk away from this call saying, "Okay, I learned something." So Matt, what do you think?

Matt Kreps - Investor Relations, Darrow Associates, Inc. All right. Let’s dive in, and I think let’s start with the next slide, because I think it answers one of the questions we had, which was about how we choose the companies that are in this idea of BioLargo manufacturing companies, and how you create value down the road by doing so.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Yeah. The picking of strategies is interesting. We started this company years ago, and of course, it started with the copper-iodine complex. I had a chance to meet Ken Code, and it’s been, geez, it’s been a long time. And I remember the first time I met him like it was yesterday. What he described to me was this idea of some invention, some discovery that he’d made that had a chance to impact the world for a greater good, and it really resonated. And I said to myself, "If you could make money and you could do something really awesome for people, for the planet, and for life," right? Make life better, that’s our whole slogan. That’s worthy of a career and worthy of a cause. That theme has not been lost. Do something worthy.

And so the portfolio gets picked, number one, by its potential to make an impact. And in that process of picking, we have to fill a gap, find something that’s missing in the market. We have to decide if it is achievable, something that’s within our wheelhouse of talent and time and resource, right? And then focus on getting through the same steps and here is the slide, right? It works the same way, really, every time. Find a technology that we believe can be number one. It’s foundational to the business. And sometimes we have to defend that, but we do believe we can defend it. In fact, most of the journey is about defending that first thesis, which is the number one technology. It’s one of a kind and has a chance to be a foundation of change.

Something that’s, number two, is measurable, where you can fill a gap, you can measure it in terms of value, efficiency, allowing something else to happen for a customer or partner, right? And then really advance it through this thesis of adoption, proof of claim, commercialization, regulatory clearance, all these things that sort of derisk. And that third category is exhausting, I can tell you. It’s not easy. It’s really where most companies fail. And the beauty in our business is we have been able to do that in a consistent way over a very, very long period of time. So we want to carry it until the point where, quote, "Someone else helps us carry it." We talk about what does that mean, helps us carry it? Both financially, distribution, licensing, partnership, all these things that allow us to plug into scale. Scale for distribution, scale for something meaningful. And then ultimately, that results in the opportunity for potential exit.

So we’ve been doing this for quite some time, and that’s the machine, that’s the company. That’s what we have been doing, and it’s pretty remarkable. We have done something remarkable with a very, really small capital base. I’d say the biggest negative is sometimes it has taken an extraordinarily long time. And even this most recent event with the opportunity up in Canada, something in the oil sands, it’s like a full circle story coming back since 2011, and we will put some more color on that. And it just shows you the durability of technology and a management team that stays the course to find that adoption cycle, be ready when the market’s ready, and then weather the storm of sometimes things that are beyond our control, regulatory events, political events, macroeconomic events. And that’s one of the reasons our diversity has really been so beautiful, I think.

Anyway, those four steps are over and over. They run on separate companies. They create extraordinary leverage. We are going to talk about that. Relatively small amounts of capital into positions that other people’s capital and goodwill and investment they have made for decades, sometimes even 100 years, is now available for our leverage. So this is what the machine is built.

Let us go to the next slide. There we go. Seven companies, each incorporated to capitalize and monetize. Capitalize and monetize a one of a kind value. One of a kind value. That’s the argument, of course, and some of these have taken a long time. Clyra is a great example. It’s over a decade of investment, and we have had substantial external investment. We’re going to break that down in a little bit more detail. So when you look at the roadmap here and you say, "Okay, look at all this stuff." These things have technologies, they have people, they have activity in the marketplace to get to adoption. We have two new ones, of course, right? So we’re talking about that.

The CPG, which is the relaunch. BioLargo CPG, that’s consumer products. And then this new venture that just got announced this morning and yesterday with Tũ Nipi. All the locals call it Tũ Nipi. Tũ Nipi Water Solutions, which is a venture designed to really take technology and business development into a cooperative to do something very special for that region and for our partners and for the people that we serve. It’s pretty awesome. So it is a big change, right? Two new, even since August, we have already got two ventures that have really stood up. No company can complete all these steps overnight. It’s quite a journey from incubation, proving up regulatory, scaling through partnership and manufacturing. And this gives a snapshot.

Let’s go to the next slide. So these all have a little bit different. Incubation, of course, my goodness, we just announced it this morning. Tũ Nipi, it’s awesome. It’s early stage, of course. Proving up Cellinity. Most people believe Cellinity is the farthest out of reach. We are going to argue that a little bit, but they’re not wrong. It’s still a proving stage. We have got to prove that technology can stand the test of scale and capital and execution in a very, very competitive, dynamic market that’s extraordinarily capital intensive.

For the PFAS, getting through regulatory is about getting commercial. So we are finally commercial, which is awesome. We have had about seven months of operating history now. And so that sets the stage for regulatory, right, the clearance, the proof of claim, the reference site. Scaling through partnership is really these two things, right? Our odor control products with the Pooph debacle, which is so painful. We will talk about that. Clyra Medical, of course, number of distributors, and our big commercial partner coming soon, so we are very excited about that. And then the exit. So the positive is there’s a plan. The exit is where a big payoff is. I think we are going to convince you at some level that some of these assets have a payoff that’s much sooner than you may think. So we are going to talk about that just a bit and go through the debate.

Let’s go to the next slide.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. That’s good. Okay. One of the things that this begs, right, in the challenge of that is we have got a platform of all these technologies that we believe have extraordinary value, and yet our market cap has declined well over 60%, almost 70% last year. It begs the question, right, what’s up? What do you think, Matt? Help me frame that question.

Matt Kreps - Investor Relations, Darrow Associates, Inc. Yeah. So I think, Dennis, there are probably two questions that come out of this that were in the list of the submitted questions. The first is, with all of these companies and assets, as the prior slide just showed, we have got two of them that are getting ready for that commercial or exit type of transition point where they create value. Why do you perceive that the company is being valued at such a low multiple today versus the value of these underlying assets?

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. It’s a good question, right? So I think it is a couple of things, right? One is certainly time is our enemy. Some of these assets have taken a long time to get to market, and it makes people wonder if they are ever going to come. So that’s an obvious issue. The second then is the fact that we have been investing so heavily in the validation, the scaling, the infrastructure design. Clyra is a great example. They have just had an extraordinary investment cycle over the last two years to get ready to go to scale with giant partners and big distribution.

The good news is they are coming out of that with success. But man, it really takes a toll financially as well as manpower to get through that for a small company. But we always say that also builds the moat. That’s the moat that also protects us on the go-forward plan. So we think it’s really critical. We also think it’s critical to make some of those investments to protect the intellectual property. One of the things people often forget is that if you are willing to do that hard work, what we call sometimes the most difficult work, you are also proving that value, not only for your position in the marketplace, but the expanded intellectual property, the experience. Extraordinary experience from the team living on the frontline, really proving up all that throughout that journey.

So there are two big factors I think that are the biggest negatives that we’ve really had to deal with, and there’s two that really hit us pretty hard this year. The first would be the Pooph debacle. It’s a really sad circumstance, and we believe it didn’t have to be this way. But we do look at that circumstance and we say to ourselves, it’s critical that we protect the intellectual property. It’s critical that we protect our products, and we’ll take the good that came from that experience and we’ll turn it into something great. And that’s what we’re doing. We’re going to talk about that.

But the financial toll on performance was pretty dramatic. Not only did we write down revenue that disappeared from a very significant relationship that we invested quite heavily in, we also took a financial hit on the way out the door (close to a $4 million write-down). That’s a pretty powerful combination coming against the company.

As we look back on it, I think we’re all going to see a silver lining, and that as we reemerge, we’re going to invest in a brand and all the infrastructure so that we can capture that value for our stockholders because we have such a compelling reason to do so. I’m going to come to that a little bit later. The second thing about that is that the delay, the delay for the launch of Clyra. The combination of that’s pretty dramatic. And again, as difficult as it is, I think that one of our arguments for the beauty in the company is that most companies would have gone out of business, and we have not, nor do we intend to.

While we’ve taken our hits, we’ve actually stabilized and we’re moving forward in a pretty dramatic way. As we’ve mentioned prior in some of our press releases, we expect to launch our consumer products category in the October timeframe. We’re gearing up for that. We’ll come back to that. Clyra, while it got delayed, it’s certainly alive and it’s pressing hard to get into go mode in a dramatic way. And during that delay process, we’ve added three distributors, which are all now doing the hard work on the front end to line up significant distribution capability. So I’d say today, with all those negatives coming against us, we’ve actually stayed the course to advance the commercial thesis, and we’ve advanced these business propositions in a pretty dramatic way.

Now, let’s take a look at the next slide real quick, and that’ll kind of bring us up to taking a snapshot of the financial implications and what we’ve dealt with over recent history. I’m also going to invite Charlie to say hey. Charlie, are you with us?

Charles Dargan - Chief Financial Officer, BioLargo, Inc. Yes, I’m here.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Okay. Great. So I know we put a lot of this into the Q, of course. We put a lot into the press release that came out a couple of weeks ago. I don’t know that we have anything dramatic or new to say, but I think we should sort of highlight, if you will, the highlights of what this financial representation presents to someone looking forward from this point and say, what are the takeaways? Maybe you can walk through some of that in your eyes and some of the content we’ve provided. What do you think?

Charles Dargan - Chief Financial Officer, BioLargo, Inc. Sure. I think obviously the Q’s been out for almost a month now, and so the numbers are the numbers. But I think when we look at it from the perspective as we see in the slide, quarter-to-quarter, we’ve actually had an increase in core revenue. And I know the loss of the Pooph business sort of overwhelms everything. But the truth is, if you look behind those numbers, a lot of the growth in the revenue is coming from our engineering group, which is doing a wonderful job in increasing revenues and selling to third-party customers. And actually, the remainder of the product and services that ONM provides increased, too. So the core business is actually improving quarter-to-quarter.

When we look at the loss, the loss again is overwhelming. But also because we consolidate Clyra and it is getting to the point where it’s launching. There’s a large expense, a large cost going with that. But they raise third-party capital, which covers that, and you can see that in our cash flow statement for sure. And so Dennis, as you’ve mentioned, and as everyone has been looking at this, if you look at our cash position from the balance sheet with over $2 million in cash, we’ve been able to maintain our position through a very difficult time, not only in the loss of the Pooph business, but also prepping to get Clyra into the market.

Which, in my personal opinion, is obviously a success for us, and we’ve been able to do it by raising third-party capital. Granted, some of its debt, but still that is the underlying message, I think, from the quarter to quarter versus looking at everything else, which again overwhelms what we’ve been doing. So the bottom-line there is the core business is growing in revenue, it’s stable, and we look forward to the next quarters.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Great, Charlie. That’s good.

Matt Kreps - Investor Relations, Darrow Associates, Inc. Hey, guys, a question that we got was around those revenues. Let me just jump in here because I just want to ask this question. Losing the Pooph revenues, it’s like $1.6 million on this slide is referenced as being from Q2 of 2025, we’re exiting that business. So what we’re kind of seeing here to the questions being asked is if we’re adding Pooph back into that, we’ve got kind of a – do you see that we have a short runway to get back towards more of a historical revenue rate by recovering some of that Pooph business in the new consumer products business?

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Yeah. I should comment on that. We do, and the rate of how fast the consumer products can ramp is an unknown, and so it’s uncertain for sure. But when you look at, I’m going to take a round, a rough estimate. We look at what Pooph did. Pooph started with venture capital backing. They had a much larger capital base in inception, not quite at the beginning, but pretty quickly in the process of ramping up. So we are kind of taking that same approach. We look at it and say, "Let’s start. Let’s get our platform established. Let’s create our content. Let’s create our brand, and let’s launch into that market in a careful way, right?” Precise. And then as we get some traction and see the model working the way we believe it should, we believe additional capital will be available to that venture.

The thing to take note on is that our strategy is to fund the venture, but not fund it from the dilution at BioLargo. That is a pivotal architectural thing that people need to really lock in here, and so we believe we could do that. Now, we have done it in other business ventures like Clyra and even like our battery technology. That thesis is a pretty compelling thesis for the way to finance income-generating businesses and assets that drive value for BioLargo stockholders. So we will do the same.

In a conservative way, if we took half the numbers that Pooph generated and we said, "Okay, our target should be about half," that’s a number that realistically could come in the $15 million-plus range over the first course of a year to a year-and-a-half. Now, it’s not going to happen all at once. You’ve got to start and you got to ramp. But when we look at the significance of the way these products are adopted in digital media today, we believe those numbers are very achievable for BioLargo and BioLargo CPG. And we believe that we have the playbook, the proven products, the history, the proof of claim, and the marketing team to really drive that adoption.

Now, we are investing in the platform to see that that platform can be used for our brand. And the difference is that while we were a supply chain partner for the Pooph business, now we will own the brand. It’s a big difference. So we will record the gross, and then we will make decisions about deploying capital for reinvestment into the growth cycle. If you could paint the magic picture, and that would be people get excited about the business, drive our value, create currency for the company, right?

In the value of our position, so that we could be an investor in our business, an investor to grow and make more money, right? So we think that’s what’s coming. Okay, so that will kick off. So again, it’s going to be some meaningful numbers. And we’re going to talk about the revenues that Pooph generated. It was about $125 million over the life cycle. Peak is about $60 million in run rate. That is their numbers in 2025, which represented about $15 million to us in the supply chain. But the margin on our business proposition at that time was pretty significant because of the way we struck our business deal.

So, anyway, that’s the answer. So yeah. So I think the answer is the good news is that we don’t necessarily rely only on the consumer products category to replace that gap. We also have the expanding sales and the distribution initiative with Clyra. Of course, we have a big pipeline in the PFAS business. We’re going to talk about that with some more specificity. We now have a business arrangement with Tũ Nipi, which is brand new, and that’s a business development focus. That’s a commercial focus. We are pretty excited about that. So anyway, there’s a number of ways we will do that.

So, Matt, what do you think?

Matt Kreps - Investor Relations, Darrow Associates, Inc. Yeah. And I have one more question we’ve been asked that probably aligns this slide, then we should definitely jump ahead into the product slides that are next. But we did have a question about just how much does it cost us for the ongoing kind of operation of the business on a monthly basis.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Yeah. Right. So let’s talk about that. The financial statements present, of course, the complete picture of the business as required, so don’t forget that. But when you look at that presentation, you are looking at a consolidated presentation of operating units, business companies that have their own P&L, their own balance sheet, and they are consolidated because of our control position.

Now we believe some of these, one day, we won’t be in a control position. That would be a third-party independent company that we are connected with as a shareholder, potentially a royalty receiver. So that’s the future for the company. Some of these companies are built to spin out, and I want to remind everybody of that. I know that a lot of people know it, but if you do not know it is important to understand these companies have inherent value because of the technology, their work that is done to solidify their market position. And as that happens, they become very valuable. And as the value can be realized, that could be through a joint venture, a licensing, an exit, like a sale, or even an IPO, like a public offering, okay?

When you step back from the company and you look at the overhead structure, the parent company basically needs about $250,000 a month to run its current level of operations. And that’s pretty skinny. That’s doing a lot. That’s incubating a battery company with staff and logistics. And so what happens is, to the extent capital becomes available in that battery company, we can expand its focus. Same thing in the water technology. We’ve invested, I don’t know, a couple of million dollars in the water technology, plus years. We’ve supported an existing overhead.

We’ve generated about all in on all water-related technologies, about $1.7 million in commercial revenue. And so it’s the working capital plus the revenue has allowed us to do what? Well, go out and find a commercial installation, get our first reference site, march through the refinement of the intellectual property and the science itself. So the current run rate is also supporting corporate, legal, accounting, insurance, all the things that are pretty important. And it’s also supporting the incubation, if you will, of our PFAS business, our R&D unit that has now landed this relationship with Tũ Nipi, which we think is awesome, and the battery company itself.

So when you step away, the engineering company has had extraordinary growth. They need some working capital here and there, but they’re basically self-sufficient, and they’re in a profitable mode, but for their R&D. When they do R&D for us, that’s eliminated in consolidation. And so because of that work, because we can’t record it as revenue to the engineering group, it’s not booked as something that can generate a profit on consolidation. But in an unconsolidated presentation, we believe the engineering group’s financial performance is quite remarkable. It’s awesome. Okay.

Matt Kreps - Investor Relations, Darrow Associates, Inc. Okay. Absolutely.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. So with all that said – yeah, go ahead.

Matt Kreps - Investor Relations, Darrow Associates, Inc. Yeah. I think that’s a good answer to that question, and let’s keep driving forward towards talking about the businesses, so this kind of describes that.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Yeah, it describes that dynamic, right? So what is this slide telling us, right? Clyra is a company that is now able to secure significant independent investment. When it gets the money, it’s going to put it to work. When it puts it to work, what is it going to do? It is going to build infrastructure to support massive scale. Massive scale, right? Scaled manufacturing to support big boy sales, big boy distribution that can support a med tech company that is competing in a very competitive market. So that’s what happens. So just look at it, 6.5% of the revenue generating 55% of the loss. Okay. Now, what happens in the consolidation is some of that loss is stripped out and is attributable to investors that own the minority interest of Clyra.

This is a demonstration how the architecture of the company at the macro level shows the accumulated loss, the accumulated deficit. But in reality, it’s being financed by investors in Clyra. How does this work? Well, it means that every time that investment is happening, it’s building value, value in the proposition that Clyra presents for the marketplace, inherent value that our BioLargo shareholders get to participate in. So that’s a good example.

Let’s move on to the next slide. Yeah. Now overall company, this is really important. I think sometimes people miss it. So in the total capital, new capital that was brought into the company on a cash basis, 86% was raised outside the parent company. We brought in about $650,000 through the quarter, plus that $650,000 also includes some subsequent events post-closing. About $650,000 over, let us call it four months. What does that number match? Well, it’s pretty close to the $250,000 we talked about. And so that’s where we have leaned on our equity line and some of the other instruments that allow us to capitalize. And it’s really a very lean overhead compared to the value propositions that we are building.

I do think we should note that on the funding that has come in for Clyra, we have also guaranteed it, and that’s implicit. Why would we guarantee it? Because it’s worth it. Right now, Clyra is operating at close to $100 million valuation. Substantial capital is still coming into the business. One of the things that I think alarmed people at the end of the quarter is the burn rate at Clyra. It raises the question, "Hey, is Clyra going to be able to get there?"

The answer is Clyra is going to raise some more money. And yeah, they are going to get there. I mean, we believe that. We believe that’s true. And of course, anything we can do to help them, we do, because of our stockholder fear and some of the pressure we have seen on our stock, it has made it very difficult for BioLargo to be a funder for Clyra at this moment. But we believe the market will correct that when it figures out what’s actually going on, and it’s our job to get that message out, and it’s one of the reasons we are having this call, is to make sure people really sink in here, that the value proposition is so dramatic, it’s worth us investing.

Okay, so let’s go to the next slide. Charlie, you might be able to comment on the next one, just the basic concepts we have covered here.

Charles Dargan - Chief Financial Officer, BioLargo, Inc. Yeah, sure. Happy to do so. I think, again, we’re going back to the lost revenue, but what have we done as a discipline, and the corporation has always been able to maintain its operating expenses and certainly its overhead. That’s what we’re really talking about here is we’ve had a reduction in our corporate overhead, largely driven by lower salaries. The offset here is that as we’ve continued to raise capital, we’ve obviously paid more out in professional fees. And then obviously with the litigation, we have additional expenses related to attorneys. It goes back to the discipline of the corporation from its get-go, which is we’ve always maintained a strict operating expense methodology. And so when it’s come to corporate overhead, and overhead’s in the divisions and the subsidiaries, we’ve watched that very closely. And so have been able to maintain our positions through thick and thin, and overall have kept the corporation moving forward.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Yeah, I think that’s right. Moving forward is the key operative, right? Not taking steps back. But figuring out how to tighten the belt, move forward, and create opportunity that can drive value. So we keep doing that. I’ll also note that the leaders, often the leaders, have invested in the company. I’ve made substantial investments. Also, we’ve invested in some of the subsidiary projects, as have many of the executives at Clyra. So that’s a cultural thing.

Number one, we believe it. We believe it’s worth it, especially at these prices. It’s such a bargain. So the Form 4s indicate that, so that’s clearly visible. Also, Ken and I, which are the largest stockholders, have also locked up our positions to make sure everyone knows that we’re in for the long haul, which of course, if you can’t see it, you’re not watching. It’s so evident everywhere. And so that lockup is really important. We’re not trading in our securities. We’re investing, and we believe that the future’s really bright, and we believe it’s worth it. High impact, significant value under them.

I had a meeting yesterday at the LD Micro/Nasdaq Summit, and it was such a nice opportunity. There were 20 companies presenting. We were the only OTC company there, and everybody else was a Nasdaq company or a high-tech startup. There was a couple there for that in the AI field. It was such a wonderful experience, and part of the reason that I think people really take note is because we, and I use the language, you have to look at what’s under the hood. Because what’s under the BioLargo hood is really a very powerful engine, and it’s built for some horsepower. That’s the challenge, right? The challenge is to convey that because it takes a deep dive. It’s pretty technical. It’s not easy.

If you’re a flyby and you just want to watch the stock price, we understand. Those are probably not the people who are going to take long positions and certainly not the people who are going to accumulate big positions. People that accumulate big positions, they look under the hood. They check the engine. They want to see that horsepower. And so we think that’s the mainstay of the company. Of course, our job is to turn that into revenue and cash flow and all the other things that are so important. The beauty is we paid a dear price to be here, and we think we’re on track for that future.

Now, we’re going to talk, I think, about – Matt, anything you want to ask about any of that? Any questions or comments?

Matt Kreps - Investor Relations, Darrow Associates, Inc. No, I think we’ve hit several of the questions, and we have, I think, given a pretty strong overview of the year. It was a challenging year, but we’ve worked through it, and we’re moving towards that value recognition. Let’s talk about what that looks like with the commentary on the different businesses. We’ve got about 25, 30 minutes here. So let’s try to use that to really focus on the business lines.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. I’m going to have to go fast again. Okay. I can do it. So the battery Cellinity, right? Cellinity cell. So the business model’s pretty, I think, awesome. That is don’t sell batteries, sell factories. We sell factories, not batteries. Okay. The barrier to entry is astronomically high. I mean, this is huge. How do you come through that? How do you get through the barrier, right?

The answer is you don’t carry the cost of it. You share it. So we argue it’s an extraordinarily share-the-wealth business model, and it’s at a time in the world where the market demand for what we’re proposing with that Cellinity battery cell is so overwhelming, it’s hard for me to describe. So we’ve got a number of substantive negotiations. And here’s the way I think about the Cellinity project. It’s important that BioLargo not be seen as the funder. It’s going to carry that CapEx. That CapEx is going to be about $250 million, okay?

What we’re going to do is we’re going to be the vendor that supplies the technology and the engineering procurement, and the design and the build, and the architecture to capture extraordinary incentives, as much as 50% of the CapEx. We’ve got a project cooking down in Puerto Rico where 80%-plus of the project can get financed with incentives. And so there’s a push and a pull, right? You’ve got to prop up a three-legged stool. In any event, the business model is to take a minority equity, a royalty, and they get revenue the day you get it financed.

While everyone might discount and look at the battery technology and say, "Oh my gosh, that’s a dreamer," I say, "Yeah, maybe, until we land one." When we do, we’ll instantly have cash flow in that business unit. I mean, instantly. Now, we’ll have to put some money into the derisking on the scaling, so it’s not free, but we’ll have a balance sheet to do it, and we’ll have an offtake committed with a partner to finance the factory. The factories are about $170 million each.

Let’s go to the next slide, Matt. Remember, my work with Secretary of Commerce has been awesome, and I serve as a chairman of the subcommittee on enabling innovative technologies, and this is one of the pieces that’s part of the analysis in the strategic national interest of the United States, okay? Critical. U.S. national strategic interest. This is a one-of-a-kind asset. It’s got over 15 years of R&D, and there’s four macro trends that are driving adoption, which are extraordinary. First is AI, of course. But it’s more than AI. It’s the fragile grid. It’s the demand on energy requires storage, okay? It requires a lot of storage. So many companies are being picked as the growth quarter, where the market’s going to go up 2x, batteries are going to go up 3 times and 7 times. It’s astonishing. Demand, mostly driven by AI, of course.

The supply chain is a real problem, and that’s mostly China. China’s supply chain is a real problem. Tariffs, geopolitical concerns, rare earth elements, lots of real problems, none of which we have. The Achilles’ heel of the industry is degradation. That means the minute you take today’s batteries that are available at scale and you deploy them, the day you put them in the field, they start losing capacity. The day they start, they lose capacity. So we have evidence to show 10 years no degradation, and another 10-year cycle with only 4% degradation under pressure, under extreme testing conditions. So 4% 20-year.

We are selling a 20-year technology design in a market that’s arguably a seven-year market with up to 15% degradation. It’s an extraordinary claim. There’s a whole bunch of other things, right? No runaway fire risk, rare earth elements. All of that’s important. Then the ownership structure is one in which we share the ownership with the partners that pull us in with capital balance sheets. We’ve got a number of projects in serious discussions, and then ultimately, it’s really being driven by this idea of share the wealth, and share the wealth with the people that pull you into the market. That’s a very compelling argument.

So, caveat, of course, until those are financed, we are not able to execute on a commercial strategy. The idea of bootstrapping a battery company, I don’t really want to do it. I don’t think that’s the way to do it. I think that’s a mistake. So the answer is advance the technology to the level at which it’s psychologically and intellectually de-risked at a level to enable significant investment to go to scale all at once. So there you go. Did we cover it, Matt?

Matt Kreps - Investor Relations, Darrow Associates, Inc. We did. Let’s jump ahead to Clyra, which is the next section. I think that’s where a lot of investors were very focused and probably some of those meaningful updates to share.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Yeah. I mean, the biggest thing is this year is pretty remarkable. So Advanced Solution is in. They’ve got a first order, stock, and inventory. Now, if you just think through the logistics of what they’re doing, they’re taking the technology to the marketplace. They’re interfacing with physicians, that’s clinical people, and wound care clinics who use the product. Those physicians and care providers use the product in the clinical setting. They get experience with it. They look at the data. They know that it’s already got FDA clearance and the claims are proven. Also, clinical work advances with key opinion leaders. Key opinion leaders produce data. They do conferences. They talk about the product, and it’s being socialized in the market.

Advanced Solution also has a significant sales force. I think it’s about 350, maybe up to 400 people. I’m not sure where that’s at, but it’s pretty significant. So they’re now laying the groundwork for adoption with major systems. So the way that looks is the physicians support it. They get a buy signal. The buy signal translates to purchasing order. Purchasing orders goes through a review committee. Committees approve it. They then say, "Okay, you’re now eligible to sell." The big systems come back and negotiate pricing and terms and all kinds of things, which is standard fare. We need to compete there. We are. And so all that is in the works, and it’s pretty remarkable.

What we think we’ll see near-term is the fruit of all that work with expanded orders, pretty significant pull-through to the clinics in the use of the product, and of course, the clinical work’s expanding. The Al-Hikma, of course, is the Middle East. I can’t remember, I think it’s 17 countries, and the company with Al-Hikma has been working through the regulatory filings to get the CE mark and the other regulated requirements to be licensed to sell in those countries and nation states. Somewhere between the first one and I think it’s 17. And the 17th, Al-Hikma will begin to start taking inventory and pushing product into the market. But the activity is nonetheless significant to prepare for the launching into the selling process, which will very much probably take the same route that the work with Advanced Solution has taken.

And then Spartan Medical, that’s a super nice win. The medical channel for military and for VA and the GSA schedules is robust. That’s a brand new relationship. I can’t remember the number. I want to say we’ve got 6 or 7 SKUs as product signs, which is sizing and labeling that are in the catalog now. That’s just now getting started. Basically, these 3 channels are now active. I would argue that, in this case, many of the companies that come through regulatory get to this position and have a very difficult time getting distribution to take up the cause of the product. For us to have 3 active distributors that encompass probably 70%-plus of the market, that’s a pretty good start, and it’s all happened really in about 7 months. We’re anxious, and we think we’ll continue to see the fruit of that.

Let’s go on to the next one, if we may. Yeah, we have talked a lot about the updates for Clyra, so a lot of this is in the last press release, so I don’t have to go through all of it. But I want to remind everybody that ViaCLYR is an FDA cleared product, leveraging Clyrasept as an antimicrobial platform that can be used to design dozens and dozens and dozens of products, okay? We’ve surrounded the company now with 14 full-time employees. That’s that burn rate, right? That’s that numbers we’ve already talked about. Why are we ramping up the infrastructure at Clyra? That goes down to the bottom right column, which is our fourth big relationship for national distribution. I know everyone is really anxious to get the information about that.

We still are under NDA. What I can say is that we are advancing towards the launch. We can see it in sight. We think it is near term. In the last communication, I think it’s the press release we talked about, 2027 start, and I hope it’s really early. That’s the target. So far, we are advancing on a daily basis. It’s very demanding for the team at Clyra. They’re handling it wonderfully. The engagement with our big partner is substantial, and it’s not daily, but weekly. There are dozens of people that are involved in the decision making on product design and put up, and we are in the final steps of making the next moves with all the paperwork that gets that product ready to go into very, very large-scale distribution. So it’s a big one, and we are really anxious for it to get to the next step. I think that that – go ahead.

Matt Kreps - Investor Relations, Darrow Associates, Inc. Just clarifying one thing on that large partner. We did have several questions submitted. I think a lot of them are addressed by what you have spoken to. But one of the questions we didn’t quite speak to is that partner already has distribution, sales, access, approvals for use, et cetera. They’re kind of a plug and play as opposed to the steps you outlined early on from a pure distribution standpoint.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Well, that’s a really good question, sort of. I wish it was a black and white answer. I want to try and give you the more accurate version. Here’s the way it goes. Some of the major systems are still going to want to negotiate volume pricing. The difference is that we’re negotiating with what we call the big kahuna, a big partner at the table with built-in sales, built-in distribution, built-in pricing, all these things that can make that happen much faster. So there’ll be a lot that will happen fast, but some will also require some time. I mean, it’s just the way it works, and it’s always a rocky start in these things. But we’re forecasting in that operation. Here’s the way to think of the evidence. Investors keep putting money into Clyra. Okay, what’s the difference?

Well, they have advantage of confidentiality of not trading on our stock. It’s just really that simple. And so we believe that that will continue because the opportunity is so substantial, and the groundwork that’s being laid with other distribution channels on ViaCLYR only strengthen the case. It’s all additive to the financial thesis, okay? Yeah. Some of it will go faster for sure. But I wouldn’t expect major systems to concede pricing and volume purchasing overnight. And so there is definitely some setup things that will go on even with the big partner, which is probably something like three to six month setup. And then we should really see an acceleration occur from that moment forward. And they can’t do that work until the product is finalized and got all the paperwork that allows it to go into the channel, and that’s where we’re at with that work. So the minute that’s done, that can start. Okay?

Matt Kreps - Investor Relations, Darrow Associates, Inc. All right. Let’s go ahead and push forward into PFAS.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Yeah. So the PFAS is a very exciting business unit. There is a number of companies recently that have gotten some pretty substantial funding, which is very interesting to me because we know the technical landscape of what’s available in the marketplace, and as we always often say, we’ve not seen a technology yet that can threaten our value proposition, and it’s very unique and it is very valuable. Okay?

In this case, we’ve invested substantial capital, and that capital came from invested capital from BioLargo, and it also came through our balance sheet treatment, right, because we own 100% of this, and it has also come from revenue, about $1.7 million total revenues in all water-related activities since the inception of this company. So that’s a relatively lean budget to do a lot. What we have found in that is, I think we have got about 20 trials. We’ve got our first commercial installation with a reference site. Because of my role with the Secretary of Commerce, I do see this front and center, and there is a lot of noise, okay? The noise is not helpful. It’s just not. It makes it hard.

When leadership stands up and says, "We are going to review or we are going to take another look at the regulatory stance on enforcement of handling hazmat materials, okay?" That causes a pause in the market. The market says, "Wait, are we sure we have to?" That’s kind of how it works. Some of that’s going on, and it is a headwind, right, that’s against us. What’s not changed, though, is the regulatory stance itself, which is the law has been written, the specs are set, the issues over handling waste streams, it may have some refinement, but fundamentally, you’ve got to clean up this stuff, okay?

The other thing that had not changed is litigation. So just in the last couple of months, the settlements in New Jersey, I think it was $2.4 billion-$2.5 billion, can’t remember exactly. And then it had to go through another legal hurdle to get review under the class action for settlement. It did get reaffirmed. I think there was also a litigation challenge at the Supreme Court for the regulatory stance that the EPA took on regulating these contaminants, PFAS, forever chemicals that are stuck in water in the environment. There has also been lots of push and pull at the U.S. military, and it’s really simple. The military says, "Hey, we are busy. We are busy. We got wars to fight. We can’t be worried about all this cleaning up PFAS." It’s just the nature of the beast.

Here is the beauty. The beauty is that we’re way ahead of the game. We have got a commercial reference site. We signed a partnership, which is really a strategic relationship. Let me define it carefully. It is not really a legal partnership, as our attorneys will remind us. We formed a venture, not even a venture. We formed an alliance to do business with Aquatech, and the alliance has got some meat on the bone that allows us to do bidding as a prime contractor, as a subcontractor, leveraging both resources of both companies, and we’ve got some things that really are helpful in the Aquatech world, and Aquatech, of course, has a lot of things that are really helpful for us.

All of that activity is continuing, right? And the six months of continuing operation is super important, just super important. We also are finding a little traction. I don’t want to speak too early, but we’ve got some commercial pilots going on with Garrett County and Fineman. And that’s an area also that’s getting a lot of attention because remember, that was all about data center recycling, which is if you’re watching anything in the news, you’re seeing the data centers are getting a lot of pressure. Why are they getting so much pressure? Well, noise, PFAS discharge, water consumption, potential utility bill implications. There’s a whole series of environmental and financial implications in that market. All of that goes to our advantage because we’re a solution provider of many of the answers.

The other thing is that the technology has now proven very efficacious to not just drinking water, but wastewater and leachate, treatment of biosolids, ultimately the removal of ultra-short-chain molecules, which really most, if not all, technologies have a very difficult time with, and we do not by nature of the physics that we operate. Anyway, this is a really nice business situation for us, and we’ve held on tight to the ownership structure because we could, right? We could.

In other words, we thought the number was so small relative to the value. We saw just recently a pre-commercial technology came out of the university. They put about $85 million in the bank, and they’re not commercial, and they’re not scaled. And it just shows you that the capital markets are heading towards this market. I think it makes our company really ripe for partnerships, ripe for investment, ripe for liquidity plays or acquisition. What we build has an inherent value that is dramatic.

Right now, I believe our market cap’s given us almost zero value, and that is an enormous mistake. Of course, it’s our job to really educate everybody and make sure that we transform that. And we transform it with execution. We also transform it with strategics and execution at that front, ways to monetize that asset, okay? Matt?

Matt Kreps - Investor Relations, Darrow Associates, Inc. Yeah, absolutely. And talking about strategics, let’s jump ahead to the newest of the companies, and then we can start bringing it all together with some values and numbers.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Let’s do it. Okay. So I know this wears everybody out. It wore me out, too, by the way. I remember back in 2011, 2012, and again, that’s the beauty of being here, right? We’ve got legacy – what do you call it? Institutional knowledge. I was here. Ken Code was there, too. Richard Smith was there, too, by the way. And I was invited into this research here at the University of Alberta. I sat at the table with the chief science officers for some of the largest oil companies in the world. I mean, literally the world, the biggest players. I thought to myself, "I’m not sure why I’m here," but I was there. I subbed you in. I listened carefully. The way to frame this is the oil sands is one of the national treasures of Canada. It really is. And it’s on Indigenous land. Indigenous land. That’s the First Nations, right?

The First Nations is the right word. And these are original peoples of the land. They own the lands. These operators operate under lease. It’s very much controlled by the government. It’s one of the most significant economic engines in the country. And they’ve been producing OSPW, oil sands produced water, for decades. And in that result of that process, they have an extraordinarily high level of water that’s consumed and used. The remains from that process, OSPW, that stands for oil sands process affected water, OSPW. Look it up. Do your searching, okay? OSPW.

We’re talking about 1.8 billion cubic meters. There’s really two dissections. One is mining water that’s used in mining operations. The other is the tailings. So it depends on how you want to frame it, but it’s a lot, okay? 1.4 billion to 1.8 billion, depending on how you want to think about it. And it represents a massive, massive challenge to clean up because of the scale. The scale is so big. That’s why the research chair was created that lasted a number of years with some of the most leading scientists in the world. We were there. We were there because of our technology and our know-how.

The idea of using our advanced oxidation techniques as a way to destroy some of the contaminants that are trapped in the water to make it potentially reusable, that’s one, or at least safe, okay? Because the reusable versus the safe is still a debate. Can they treat it to discharge it? Should they treat it to hold it? But one way or another, it’s going to get treated. Everybody always says, "I thought this was so exciting. What happened?" What happened is the political will lost its wind back in the mid-2015s. What was a big deal became less of a big deal because of the economic things going on in the global market. So when the regulatory mandates shifted to a lower temperature, the industry paused and said, "I need regulatory frameworks to understand what my duty is to solve the problem."

And so that, by the way, even as of today, the regulatory framework to mandate the cleanup is not in place. What happened, though, what’s different is the government’s taken a proactive approach to say, "Let’s get into commercial trials, find the answer, and begin solving this problem, because we’re obligated with our duty to the First Nations people and the land and the industry and the country to take action." That’s what’s different, okay? What’s different about us? Well, that’s pretty obvious, isn’t it? We’ve got engineers with global experience. They joined us in 2017. Let us go back to 2011. We have now got water experience, water engineers. We’ve got a full complement of technologies, not one, but multiple.

We have access to one of the global leaders. That is Aquatech, operates in 32 countries at a couple of billion a year. So now what happens is when we go back, and by the way, we are invited back, we're not doing hard selling, we say, "We have got something special. Can you help?" They say, "Please." Right? So what we decided the best way for us to do this was to form an alliance, an alliance that would honor the First Nations, would honor the land, would really focus on a solution provider role, and so we formed this venture with Tũ Nipi, and it’s an extraordinary team of people. Small but mighty, certainly well-connected.

Now with the change in the pull from the government towards solution orientation and funding, it’s a chance for us to leverage the investment we have made over all these years that we have maintained in good, steadfast, we have enhanced our profile to now go in and provide a solution that otherwise 15 years ago was just a dream. So we think it is awesome. So do your homework. We will be publishing more as it advances. I also want to mention that the work with Tũ Nipi is more than just oil sands produced water. There is industrial, there is wastewater, there is PFAS water, there is odor control. There is just a host of things, even engineering services. So we will be developing business with a partnership who wants to honor their people and honor their legacy and honor their land, and that’s the same stuff that we stand for, right? Make life better. So I am pretty excited. This should be a good one.

Matt Kreps - Investor Relations, Darrow Associates, Inc. Excellent. Dennis, we are running a bit long. We have got about six slides still to work through, including this one, which is really important with the CPG business. So we will probably have to run a little over, but let us keep moving ahead.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. BioLargo CPG is pretty exciting, and it culminates, and we believe this is the pitch, and we believe it’s true, so let us frame it that way. Pooph generated about $125 million in gross sales. Now, that’s their number, not ours. That was their number. That was total sales of the products under the brand Pooph with our technology in it. And the minute they took it out, everything started going south. A series of decisions that we really are sad about proved fatal.

The company has gone through some foreclosure activity. Don’t believe the original staff at any level is still involved in the company. And it’s quite a mess, okay? So that’s the negative. And we took a hit. Everybody knows that. We have already covered it. But what is the good? Can we make lemons and turn them into lemonade? Well, I think it is actually going to be 10 times better. We have the chance to recapture that. And so you say, "Really?" I say, "Yeah." Because the technology and the products were ours. They always were ours. Everything that was sold was ours. The marketing was theirs. The brand Pooph was theirs. Everything else was ours.

Now we have the playbook. So what we have done is we have set up a series of marketing teams, and those marketing teams are distributed, right? So you got Amazon as a platform, you got Shopify platform, you got TikTok platform, you got the creative marketing design, social media approach. The world has changed quite a bit, we would argue, since Pooph first launched. The idea of TV advertising, just take a look at QVC. Go look at their financial condition. The model of marketing on TV has changed dramatically. Even TikTok now has direct order within its platform, allowing for customers to view content with never allowing their eyes to lose focus while they click buttons and leverage Apple Pay without touching a button to make an order that shows up at your doorstep. That’s the new digital world.

The beautiful thing about digital is that if you have got a product that actually works, and you can get users to try it and get feedback and support the experience, then you can sell your product, and you can do so in such an extraordinarily efficient way. So the beauty for us is, yeah, we’ve got the playbook, we’ve got the proof of claim. We know exactly what the customers want to purchase. And that becomes the digital marketing footprint that allows us to go back into the market and push the go button and certainly always refine. This is a very fluid strategy. You start with what you think and know, have proof and evidence for, and then every step you refine and you refine and you refine, and to the extent you have statistical measure that misses the mark, you adjust and you refine. Adjust and refine. That’s what we are going to do.

The beautiful thing is we have such an extraordinary playbook. I still think back to the end of the Pooph cycle with us, and it is just shameful. It’s absolutely terrible, and it should not have been, but it is. So now we are sort of forced to deal with it. I think the silver lining is really simple. We’re going to capture that prize ourselves, and we’re going to monetize it ourselves because we can. We don’t have to start rich. We can do it with our existing working capital, and we can get in the game, and we can prove it up, and as we prove it up, we believe the market for our stock performance will change dramatically. It’ll create extraordinary marketing for the BioLargo securities as the awareness of our company, and it’ll also create opportunity to make invest-to-earn decisions, invest-to-earn decisions which have really been lacking for a long time for our company. I’m very excited about it.

I think we’re going to do great. We have been able to bring in many of the marketing people who have extraordinary histories with the success at Pooph, who have done no wrong. The ability to leverage that toolkit for our gain now is something that we’re really proud about. Okay, so that’s Pooph. Any questions that come to your mind, Brian?

Matt Kreps - Investor Relations, Darrow Associates, Inc. No, I think it’s a great recap. I like the renewed, refreshed sense of moving forward. I think there’s a lot of exciting things, and certainly, keep our head in the game.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Right on. I like it. Okay, what’s next? Engineering?

Matt Kreps - Investor Relations, Darrow Associates, Inc. Engineering, we’ve already talked about that.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Thank you, Matt. All right, we’ve talked about this, right?

Matt Kreps - Investor Relations, Darrow Associates, Inc. I think we have.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. We got recurring revenue. Yeah. Well, we’ve covered it. We don’t need to do it. We’ve already covered it. This is a great slide.

Operator

Let’s just touch briefly on this one and then get to the next couple of slides. I think that’s where we need to spend the last few minutes we have on the last couple of slides here.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Let’s do it. One of the questions that always comes up is, what’s different today than it was before? I think this pretty much does it right here. These relationships, you better have some meat on the bone or you’re not going to get these deals done. That’s it. That’s what we’ve got. We’ve got, as I said when we started, if you look under the hood, we’ve got some serious horsepower going on over here. The way we’ve leveraged these assets to find their home in the marketplace and strategic relationships is pretty astonishing. And so this is a really nice way to visually see it all in motion. And each of these is like a living organism. It’s not static. They’re always in cycle. You got to support them, you got to nurture them, but we’re doing it.

I love the story about the oil sands. Oil sands produce water because I took so much grief on it for so long, like it was a boondoggle. The reality is, it’s an extraordinary opportunity that represents. One of the questions that people ask, I’m going to give you a really quick tutorial on that. You got to do your homework. You say, "Well, how big is the market?" Okay. So this is like a trap question. The first thing is it’s very controversial. It depends on how you want to measure it. But when you talk about 1.6 billion cubic meters, that’s the low number, 1.4 billion, and you compare it to other waters that require treatment, it’s a lot of money, and it’s probably in the low billions at a minimum.

And then if you go into the full reclamation, there’s a whole bunch of scholarly articles that move that into the mid-50s and even as high as $100 billion. All of that’s a lot of conjecture, okay? I think the way to think about it is there is a move forward, and the move forward is with political will, with something that really demands a solution, and we are being asked to be part of it. We are going to figure it out, and we are going to bring a whole bag of solutions to go do something that we think is awesome for our vision of the company, and it’s a testimony to the staying power, and it’s a testimony to the idea that we just do not waste money. The work that we have done up there is extraordinarily important.

Okay. So remember this slide. This is going to get published by the way. We will do an 8-K, and this deck will get published, and everybody remember this one. When somebody says, "What’s going on over there?" Just pull this out and say, "This is what is going on." It’s pretty remarkable. Okay, next?

Matt Kreps - Investor Relations, Darrow Associates, Inc. All right. So this brings us to where a lot of the questions were at, which is around value and around how we create value for the stockholders going forward.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Yeah, that’s a huge debate, of course, and I welcome it. I have that conversation almost on a daily basis, so I get it, especially when the stock is low. People say, "Give me hope. Give me hope" And I sit back and I said, "There’s so much hope." I get it, but there’s so much, and I think this is one of each. There’s many compelling arguments, but this is one that the math doesn’t lie. Okay. So if you look at the capital that’s raised now. On Cellinity, we’ve raised money, the capital that came in about a year ago at a $33 million, $34 million valuation. The ask on that is much higher now, like big time higher, okay? Just so you know, we haven’t brought any capital yet, so the ask. That’s the ask.

On the Clyra Medical, the average value right now for Clyra Medical is somewhere in the roughly $100 million range. So if we own 48%, you could pretty much make a fully diluted count and say, "Okay, that thing’s worth at least $40 million." Okay. If you just put those two together, the valuation of the business should be somewhere around $70 million. We’re not saying that’s what the company’s worth. We’re saying that’s what the company’s worth on a bad day. That’s the message. The company’s worth a lot more than that, and yet here we are, right? $32 million, $34 million market cap. So that’s exhausting, and it’s exhausting for you, too, I know that. So I’m really empathetic.

Let me show you the breakdown again. We’re not going to go through it, but we’re just going to mention it. That’s the next slide. Just remember, who’s in the portfolio? We made the argument on two, and the reason we picked those two is because those have mark to market. Real money came in, real money into real businesses with real assets, finding their way to market. All these others, we’re carrying them. We’re investing, right? It’s pretty awesome.

Okay. Let’s go to the next one. All right, so how do we change all this, right? We got to do some stuff. We got to get live with the consumer products. By the way, when those consumer products launch, every stockholder in the company needs to buy some product and give us feedback. Everybody. And spread the word. These are great products. They actually work. Once in a while, I’ll hear somebody say something like, "Well, I’m not sure they worked." It’s like, well, then they haven’t tried the product. Because the product, from a chemical formulation, the way it’s designed, it can’t not work. What happens is, because of the way it works, it works. If the chemistry’s available on an organic molecule, it’s going to oxidize it. It oxidizes, it’s going to break down the stain. That’s it. Period.

What happens then is delivery strategies, right? Have you delivered it the right way? Are you trying to tackle too much? It’s like saying, "I’m going to kill the mountain with a peashooter." You can’t handle a mountain with a peashooter. So there’s all these strategies that come into design and labeling and the way it’s sold. All that’s important, but the product has extraordinary performance. And listen, I care what you think, but it’s not the right way to say it.

I care what you think, but the argument that to get to $60 million annual run rate in sales with a product that doesn’t work, false. That argument does not hold. It absolutely works, right? So what happens? People cut corners. They ship out trigger sprayers that leak. What? Who made that decision? It wasn’t me. I mean, come on. Or they ship it in boxes that don’t protect it, or they run it over with a truck or whatever. There’s all kinds of things that go on in the delivery. But that product absolutely works. It’s the best product in the market for its category. We’ve also done some enhancements on the science.

One of the interesting criticisms that we heard about some of the things that went on with Pooph in the early days was they tried to compare its stain removal capacity equal to its odor control. In the scheme of a digital marketing campaign, that’s a potential trap, and they fell into it. Again, we have all these lessons from that journey that allow us to go precisely into the number one sellers with the product design that leverages commoditized capacity without the traps and mistakes that they made in a conservative approach that leverages digital media to sell the customer exactly what they’re looking for. That’s what we’re going to do. It’s pretty awesome. We’ll have some businesses in the PFAS business. We’ve got too many on the doorstep.

A lot of that’s been waiting for the money to free up on what we call Wave Two. Wave Two is the litigation money that’s not even transferred to the client’s hands yet. But it will. The other is there’s other markets that are getting some more rapid adoption. Then certainly, if we can get a battery factory process finalized, I think the value is extraordinary. The ask would be really simple. We’re looking for equity in the battery company, and we’re looking for a financial partner to back a factory, which will de-risk the platform, and then we can replicate on a global scale.

And then Clyra’s channels converting to orders. Yes, that’s certainly going to happen around the horn with all of the current distributors. And then we want to get into disclosure about the strategic big gorilla Partner as soon as that’s available, and we’re hoping it’s really, really soon because we sure have paid a price to get here.

Okay, next. These are things that we try to give these in a way that we believe that we can hit the mark and also know that the value proposition is pretty dramatic, right? So go live in October. We’re going to do that, and it’ll start small, but it’ll be potent. We had hoped to have a video today to present to you the brand and the thesis of what we believe is going to be significant. That really requires marketing to get your head around because we’re doing two things in that category. One is we’re focused on performance marketing and we’re focused on brand building.

Performance marketing we could do in our sleep because we have such a high-performing product. Brand marketing requires time and energy, but in a digital format, it can be done cost effectively as compared to the extraordinary expense that Pooph spent. And we think that we can really bridge that because we have such a solid roadmap with a well-defined customer base and a proven product and claim set that can work. Anyway, we’re going to see that happen in October. Hopefully, it’s super early October. There’s a lot to go on there.

You’ll see the platforms, you’ll see the digital footprint, you’ll see initial marketing occur. We’re going to put the call out for orders for all of our stockholders for sure, and all your friends and your friends’ friends and your community center and your club. I mean, really, everybody needs to rally on that one because it’s really important. We’ll see these distributors for Clyra expand, takes up second orders. We’ll disclose the big kahuna when it’s ready, and we see it coming, and we’re very excited about it, of course.

The minerals facility, we didn’t talk about that, but we’re progressing, right? So we’ve got this $1 million contract we announced, I don’t know, a few months ago. That’ll head into Phase II. That’ll either go or no go. Now, Phase II is a design build that’s probably somewhere around the $10 million range. So that would be an engagement to build out a pilot. That’d be equipment plus services, lots of engineering, and that would report as revenue. Assuming that’s successful, that would take probably about a year, year-and-a-half.

On the back end of that, you’d see another design build contract, probably something in the $40 million range, and that would go commercial at scale with that process. As you can imagine, we’re really proud of the technology we’ve invented. We’re thankful for the customer that’s paying us to do a lot of this work, which is really important, and we’re hopeful that we can form a long-term relationship to capture the prize, which is absolutely enormous. So we’re just marching through that process with our partner customer and doing the work that we’ve been hired to do.

Water and water treatment, I kind of lump them together because they’re so big, and what I can tell you is that the level of contracting for major water contracts is done. It’s underway. Are we going to win them? We certainly think we got a good shot. We’re not going to win them all, but I’ll take one or two, right? But the size is pretty astonishing. You’re talking about now $5 million and $10 million and $25 million and $30 million projects. So the question it begs is, how are you going to pull that off? I say to myself, "Well, if I’ve got to be a subcontractor to a prime to get it done, that’s fine with me." But we get it done and we get a piece of the action. So that would be Aquatech, right?

We have so many opportunities there, it’s pretty astonishing. And the value proposition from having that reference site is valuable. I’m just going to remind you again, so you didn’t miss it, the second wave of capital is coming. It’s not here yet. It’s coming any minute. Midterms are going to be very important. I suspect we are going to see a lot of money flow after midterms. That’s a hunch. That’s not a guarantee. That’s a hunch.

Tũ Nipi, we are going to go from developing work to doing pilots, and I think it’s going to move really quick. We’ve got serious discussions and it’s a brand-new relationship, but we are really excited about it. They are going to go as fast as they can. Then we will strengthen our balance sheet. In the perfect world, what I need to do, and we are working on, is shoring up a little bit of capital that’s not toxic. Not toxic. Cannot say it enough. Do not bring in toxic financing, okay? How do we do that? Well, it’s people that believe in us. Bring in probably some debt, maybe small amounts of equity. We need to lessen our reliance upon our equity line facilities so that we can take some of that pressure off the market.

We think the fundamental value is extraordinary. I say it rhetorically, everybody has their own investment thesis, their risk profile, their timing, tax loss carryforwards, all the stuff that comes in everybody’s mind. We are investors. We understand, right? If you are a seller, I think you are going to regret it big time. I am a buyer. We’ve already disclosed that, and we’ve disclosed it for most of our management team. This is an extraordinary opportunity to accumulate a position in what we believe is a long-lasting company. If there is not one thing that we have proven from our journey is that we are fully committed to building value for our stockholders. There has never been another agenda.

I can testify how hard it is and the difficult journey, but at this moment in time, we have got so much evidence. I am not going to take you back to the slide, but just remember when you are wondering what the heck is going on, go back to that slide. I cannot remember which one it was and look at all these accomplishments in the last year. It’s pretty astonishing. And so, anyway, I am anxious. Let us stop. We will open this up for Q&A. Matt, did we cover it? What do you think?

Matt Kreps - Investor Relations, Darrow Associates, Inc. Yeah. We are a bit past time, so just maybe a couple of questions we will grab here. We have covered a lot of the questions in the course of the comments. Just rapid fire here, quick answers. One of the questions was on CPG, why we are using Ikigai still when they were with the prior group.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Yeah. Well, Ikigai is a company, and we are certainly not working with Ikigai. So there’s a lot of other people that are involved in the marketing that’s not Ikigai. And the Stanley Marketing Works team was part of the ownership group at Ikigai, and the Stanley Marketing team did not cause what has happened at Pooph. We believe that their experience and their proven track record of significant value justifies their involvement, and we believe that they have clean hands and we should use them. It’s an advantage that should not be missed, and that’s what we decided.

There’s going to be a lot of other players. Some of them are very well experienced in all these subcategories we covered, Amazon, TikTok, Facebook. All of these are very specialty niche operations, and there are specialty players for each of them. And it’s a digital world, so get ready. It’s a digital world, so we are going to leverage that. We think these people are going to do a great job, so we’re really excited to have the team we have assembled.

Matt Kreps - Investor Relations, Darrow Associates, Inc. Absolutely. So another question noted that dilution was only about 2.5% in the first half of 2026, which was very low, but they also know that the Clearthink Financial deal does seem to cause pressure in the open market, and they wanted to know how that could be reduced or avoided?

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. There’s probably two or three different ways that we do that. One is we just get this business done, right? So you got to get cash flow and make revenue. As they say, the best form of investment is cash flow from sales. There is no question that’s the number one answer. And so there is a bunch of things going on with that. Clyra is one of those, of course. The CPG is part of that. The industrial outage is part of that. The fact that the engineers support themselves, that’s fine. So what else? Well, we should land a deal, right? Land a deal with the battery company, land a deal with the water company, get them done. And so we are pushing hard on that.

The other thing we could do is bring in some debt. I hate to bring in debt, but there is a trade-off. Bring in a little bit of debt, put some higher yield on it, put it out so that you got some term, like 2 and 3 years, to make sure that you can shore up the muscle so these results can come in. And then, because when they do, the value propositions are so high, you could easily pay that debt off by refinancing it with equity at a much higher price. So that’s the answer. There’s like four or five different ways we can do that.

The other is to do business deals where people pay us, and we don’t pay them. I mean, it’s really simple. So again, the beauty and the challenge. The beauty is our overhead’s so low. The challenge is, man, are we doing a lot with very little. It’s incredible. I hear it all the time. I mean people sit down and listen to the business, and they go, "You got to be kidding me." I said, "Yeah." I mean, this is what happens when, first of all, let’s talk about that 2 seconds. The engineers do this for their whole career. This is what they do. They serve projects and people and technologies and solutions, and they do it for 30 and 40 years. This is an extension of that, leveraging the economic and entrepreneurial opportunities that that creates around us by grabbing intellectual property and then creating financing structure around it so that we can monetize it. It’s not rocket science. It’s special, and we’re special at it, but anyway.

So the answer is, I’d love to do that. I’m working on that, potential financing resources that allow us to not lean on that capital resource. When we do, the pressure on that will stop. I would argue that while it’s uncomfortable, it’s a really small number compared to what we’re doing with the money. But I’m empathetic to the pressure, and I live it every day. So hope that answers the question.

Matt Kreps - Investor Relations, Darrow Associates, Inc. It does. Another question. A person noted that we had 78% ownership listed on the CPG company. Was giving up some of that ownership done to engage partners, or was it for site launch or to reduce our cash expenses on that?

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Well, it’s all the above. So that’s a strategy question, which I’m happy to answer. It’s a good one. Here’s the way I think about partners. Don’t bring in partners unless you need them. You don’t do it for fun. You do it because you need something they offer. So we made some decisions about some of the teams that bring very special talent to the table and made them partners in the deal as an owner. But we also have said everybody’s going to earn their way with a successful business. So what comes with partnership is duty. Okay? So there’s duty, too. That’s one.

The other is by creating that structure, right, what you’ve done is you’ve spread out capital requirements. Somebody says, "Well, how can you launch your consumer products business?" You say, "Well, I’ve already got the baseline infrastructure. I’ve got to get some inventory. Got to turn up some digital marketing. I’ve got to get the people that can do that to help me. I wonder if we can swap some equity so they have a piece of the action and carry a load until we’re properly financed and executing in the market." Well, that’s what we did. So we need them. They’re really good. They’re worth it. You want to share the prize. You want a high incentive. You want to reduce your capital burden.

But what you also do in that structure is you create an investment thesis. The company has an investment thesis. Well, what does that mean? That means whoever writes the check gets something. You don’t write the check, and it just disappears. That means if we write the check, BioLargo, we get something. And if an investor writes a check, they get something. And that’s the way it’s supposed to be, and that’s the way all these ventures are set up. That’s why we’ve been able to finance its growth and its development and all these assets, frankly, regardless of where the stock trades. That’s why the company’s so valuable. It really is. That’s why the value far exceeds the current market. I mean, in our opinion, right? That’s an opinion, of course.

Anyway, the dynamics of the time and the moment on a mark-to-market, especially in microcap. Microcaps are under a lot of pressure. I want to make sure everybody knows that, too. You know that. If you’re in the microcap investing business, you know. We’re not alone with some of that pressure. Pointing back to, are we going to uplist? I know you haven’t asked that question yet, but yeah, we’re going to uplist when our revenues are predictable and we can honor our investors. That’s when we’re going to do it. There you go. Go ahead. Next?

Matt Kreps - Investor Relations, Darrow Associates, Inc. Here’s another one. Does the military have any hurdles further to negotiate before ViaCLYR can be deployed?

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Did you say military?

Matt Kreps - Investor Relations, Darrow Associates, Inc. Yeah, military. I think they’re referring to the Spartan government healthcare access.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Well, that’s a good question. First of all, let me say I’m not expert here. That’s probably a Steve Harrison question. So I’m going to tell you what I believe the answer is, and we’ll gut check it. I’m not going to try and overstate it, okay? The current channel is the government installations, not per se the military, okay? And the military is a whole another little thing, okay? I believe it will translate into military, but it starts with VA and GSA and all of these others facilities, and then it expands. And so, there’s not regulatory hurdles. There may be paperwork hurdles, but there’s no filing or anything like that.

We have had a grant that was authorized, pretty substantial, to do custom designs for the soldiers, and that was approved but not funded. We are hoping, and we don’t actually know, so I want to be very clear, we do not know for sure, but we are told that they think it will get funded in Q1, and that is a multimillion-dollar grant to do custom work for the soldiers, which, of course, eventually is going to happen anyway.

The answer is current selling channel, no regulatory requirements that I am aware of, expanded into military maybe, and then advanced development for product designs with grants and purchase order support from the government, yes, that’s in the future, probably Q1 or thereabout. I hope that answers. I will do a gut check on the answer later, too. So we will come back to that one. All right?

Matt Kreps - Investor Relations, Darrow Associates, Inc. All right. Yeah. Turning to water, we had a couple of questions asking about the scale or scope of a potential AEC project, whether that is something for BioLargo direct or through a partnership.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Well, they are huge. Yeah, I mean, each of these has a unique little setup, right? The way to think about it is, this is the beauty in the design. If your technology relies on migrating PFAS in an electrostatic field, that’s what we do. We migrate an electrostatic field. It can be a big field, it can be a little field. It could be little field with many modules. It could be a bigger module with many bigger modules. It can be whatever we need it to be. Okay. So the big boys, when they come to us, they say, "We want bigger modules, so we move more water per module, so that when we do the manufacturing, instead of manufacturing a 24-by-36-inch plate and frame, maybe it is twice that." So what is that? That’s 48 by 70 whatever. It’s 6 feet or 6’2 or whatever it is.

Whatever that is exponential, five times the surface area, one unit. Well, they like that. Okay, well, our unit goes on a little small forklift, hand truck. You can move them around. You know what their unit is? It takes a crane. That sucker weighs 1,000 pounds. It’s just a scale question, and we can do all that. So now that’s the unit and then to do the big volume, let us say it is, I do not know, 3 million gallons a day or something. Big numbers, you are going to need multi-units. So you are talking about treatment trains that are the size of buildings. Our little facility, which is the size of a building in New Jersey, is a small scale, small community, small volume, same technology, okay?

Somebody comes in and says, "Well, I want to do a municipal system." We say, "Yeah, we can do that." It’s going to be 3 million gallons a day. Yeah, we can do that. Okay, so now that’s maybe half a football field, or maybe it’s a vertical where you go up. Our units can go vertical, too. Geography does not matter. There is all kinds of way you solve that. In the financial magnitude, I can tell you that we have a lot of projects that are being scoped and bid in the $5 million to $10 million range, and we have a number that are in the 20, as high as 40-plus million. So they are big.

Here is another dynamic we can cover real quick. We always said that the key value proposition of that is performance. Performance means we get it. We get it to a non-detect level, we can. We also get ultra-short-chain molecules, so that is a big deal. The waste stream is number one. Okay, why is that important? Remember, waste stream is OpEx. OpEx, operating expense. Okay. So in that thesis, there is a number of clients in the marketplace that deployed carbon. Okay. They got the money from the federal government. Now they are three years down the road.

The government wrote the check so they could clean their water up and serve up clean drinking water with no PFAS to a regulatory limit. They did that. That’s successful. They did it on a low-risk technology, okay? And now what? Well, now, they got to pay for it. What do you mean? They got to pay for the operation. The operation is extraordinary. It is extraordinary. The bills that are coming due are incredible.

What happens is then they say, "Well, I am getting a big check from litigation, but I have already got a system." Yeah, but that system is kicking my butt. I need one I can reduce the OpEx. So we propose an 80% reduction in the OpEx with our system. And the money is going to come from litigation, and you don’t get the money unless you deploy it. That’s the game. Just understand it. And it’s so vividly clear to us, okay? So we go to the market and say, "When you start caring about OpEx, give me a call." Well, now they are calling, and yet they still do not have the capital to put deployment in because it is all tied up in litigation.

And then they had to go through and get the class actions reapproved. I cannot remember, I think it was two weeks ago. I know what it was. Veolia. Veolia is a major competitor, but Veolia is in the business of selling water as a service. Veolia is a global name. They are one of the largest water companies in the world, and they just did a class action litigation against the big polluters, looking for cost recovery on their carbon and ion exchange systems. It’s like, you have got to be kidding me. It’s another full circle moment.

Again, this is a classic example, and by the way, this is the asset that was the reason we were recruited in, I was recruited to join the Environmental Technologies Trade Advisory Committee. It’s this very thesis. I have now watched this for 20 years. I can predict it, just like Canada. It’s very predictable, and the beauty is that we stay alive to win. I think PFAS is an extraordinarily valuable asset in our portfolio. I hope that answered the question. Next?

Matt Kreps - Investor Relations, Darrow Associates, Inc. I think it does, and we are a good ways past time, so I think we probably should go ahead and close out with any final comments and let everyone digest.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Okay. Let me ask Charlie. Charlie, you want to add anything to this conversation? You’re still there.

Charles Dargan - Chief Financial Officer, BioLargo, Inc. I am on. It’s the mute, right? So, yeah, I think the explanation is excellent. I think the presentation explains where we are. And I think the only thing I would add here is look to the future, because the future is really close. I know we have been saying that for almost 20 years.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. Sometime.

Charles Dargan - Chief Financial Officer, BioLargo, Inc. But the truth is now it is really close.

Dennis Calvert - President and Chief Executive Officer, BioLargo, Inc. It is. I agree with that. Let me also mention as a save the date, I think I should ask John. We haven’t made a formal announcement, but one of the questions we’re targeting. Let me talk about the annual meeting real quick. The target, and I say target because here’s what happens. By the time you get to the timing of regulatory filings and things that go on with the government and all this stuff, okay, sometimes the dates will move, and right now we’re targeting December 1. December 1 is the target. It might move, so don’t say it’s locked, okay? But if you want to save the date, that’s it, December 1st. It’ll be in Orange County, same location in Aliso Viejo, and we’ll have the same event afterwards, and we’d love to see you. We’re happy to engage.

I also want to say to everybody, I know it’s hard, but you can reach out to us. If you want to dig in deep, we’re happy to do it. We really love the business. I don’t like this pressure. I find this is probably one of our harder years. But we have absolutely no fear, and we know that we’re executing with really quite precision.

Now, we’re going to have to prove some of that because the delays like with Clyra are really hard, and they’re wearing everybody out, okay? But we’re in it to win it, and we intend on crossing that launch pad with a big hurrah, and then we’re going to watch the money flow, and everybody’s going to say, " Holy shmoly, it was worth it." I do believe that. I believe it’s not only for the purpose of what we’re doing, but the financial rewards are so significant that it more than justifies the entire portfolio. By the way, we always hear you got all these shots on goal, hope one hits. I still believe they’re all going to hit. I really do. So we’ll just stay the course.

I want to thank everybody. I know that it’s tried your patience in the last few months for sure, and reach out to us and thank you for your support. As I say, go BioLargo. Thank you very much.

Operator

Thank you. Everyone, this concludes today’s event. You may disconnect at this time, and have a wonderful day. Thank you for your participation.